Exhibit 99.1

Exactech Announces 2010 Sales of $190.5 Million

and 4th Quarter 2010 Sales of $51.8 Million.

GAINESVILLE, Fla. – February 10, 2011 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it expects to report revenue for the fourth quarter of 2010 of $51.8 million, an increase of 7% compared to $48.3 million for the fourth quarter of 2009 which will result in full year revenues of $190.5 million, compared to $177.3 million for 2009, a 7% increase. U.S. sales increased 7% during the quarter to $34.5 million and international sales increased 7% during the quarter to $17.3 million. For the full year 2010 U.S. sales increased 8% to $132.0 million and international sales increased 6% to $58.5 million.

Full year sales by product segment were as follows:

2010 Full Year

•	Knee implant revenue increased 1% to $76.5 million

•	Extremities implant revenue increased 32% to $30.0 million

•	Hip implant revenues increased 7% to $28.7 million

•	Biologic & spine segment revenues increased 2% to $28.0 million

•	Other revenue of $27.3 million increased 12% from $24.4 million

Fourth quarter sales by product segment were as follows:

4th Quarter 2010

•	Knee implant revenue decreased 2% to $20.6 million

•	Extremities implant revenue increased 32% to $8.6 million

•	Hip implant revenues increased 21% to $8.2 million

•	Biologic & spine segment revenues increased 7% to $7.4 million

•	Other revenue of $7.0 million were flat compared to the 4th quarter of 2009

Exactech will announce full results for the fourth quarter and year-end 2010 before market open on Monday, February 28, 2011.

The company will hold a conference call with CEO Dr. William Petty and key members of the management team on Monday, February 28 at 9:00 a.m. Eastern. The call will cover fourth quarter and 2010 full year results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-1427 any time after 8:50 a.m. Eastern on February 28. International and local callers should dial 1-480-629-9664. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00008184. This call will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

*****

EXACTECH INC.	Page 2 of 2